UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DIGITALGLOBE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 9, 2010
DIGITALGLOBE, INC.
SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2010
EXPLANATORY NOTE
The following information supplements the definitive proxy statement of DigitalGlobe, Inc. (the “Company”) for the 2010 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 7, 2010 (the “Proxy Statement”) and will be sent to stockholders along with the Proxy Statement. This information was inadvertently omitted from the Proxy Statement. This supplement should be read together with the information included in the Proxy Statement. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, since January 1, 2009, to which we were a party or will be a party other than compensation arrangements which are described under “Compensation Discussion and Analysis,” in which:
•	the amounts involved exceeded or will exceed $120,000; and
•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Stockholders’ Agreement
We are a party to a stockholders’ agreement which provides, among other things, that certain holders of our common stock, including Morgan Stanley & Co. Incorporated, have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Morgan Stanley & Co. Incorporated
In April 2009, we terminated one swap agreement with affiliate of Morgan Stanley & Co. Incorporated and an affiliate of Morgan Stanley & Co. Incorporated received $1.5 million in connection therewith.
In February 2008, we issued $40.0 million aggregate principal amount of senior subordinated notes, $20.0 million of which were issued to an affiliate of Morgan Stanley & Co. Incorporated. An affiliate of Morgan Stanley & Co. Incorporated was paid a fee of $0.1 million in connection with amendments to the senior subordinated notes in February 2009. An affiliate of Morgan Stanley & Co. Incorporated received approximately $24.4 million upon repayment of the senior subordinated notes in April 2009.
In April 2009, Morgan Stanley & Co. Incorporated earned a fee of $7.1 million in commissions as initial purchaser of our senior secured notes.
We have entered into the Investor Agreement with an affiliate of Morgan Stanley & Co. Incorporated which is described under “Election of Directors — Investor Agreement.”
In May 2009, Morgan Stanley & Co. Incorporated served as an underwriter of our initial public offering and received compensation in connection with its services as such.
Beach Point Capital (Assignee of Post Advisory Group)
In February 2008, we issued $40.0 million aggregate principal amount of senior subordinated notes, $20.0 million of which are owned by funds and accounts managed by Beach Point Capital Management L.P., as assignee of Post Advisory Group LLC (“Beach Point Capital”), some of which are our stockholders. Those funds and accounts were paid a fee of $0.1 million in connection with amendments to the senior subordinated notes in February 2009. The funds and accounts managed by Beach Point Capital received an aggregate of approximately $24.4 million upon repayment of the senior subordinated notes in April 2009.

Hitachi, Ltd./Hitachi Software Engineering Company, Ltd.
Hitachi Software, an affiliate of Hitachi, one of our stockholders, has certain international distribution rights for our imagery products and is the exclusive distributor for our imagery products in Japan.
On January 28, 2005, we entered into a data distribution agreement with Hitachi Software which appoints Hitachi as a reseller of our products and services and authorized Hitachi to sell access time to our WorldView-2 satellite. We entered into a direct access facility purchase agreement with Hitachi Software on March 23, 2007. Under the direct access facility purchase agreement, we will construct and sell to Hitachi Software a direct access facility, which will allow a customer of Hitachi Software to directly access and task our WorldView-2 satellite. In 2009, we received $27.0 million from Hitachi Software under the data distribution and direct access facility purchase agreement.
Under the data distribution agreement, Hitachi Software also earns commissions on sales of our products and services made into its territory and purchases our products and services for resale to others. This agreement expires in 2013. We currently estimate that we will be entitled to receive from Hitachi Software minimum payments of approximately $74.5 million over the life of the data distribution agreement. The direct access facility purchase agreement does not have a specified term.
Hitachi Software earned sales commissions of $1.7 million in 2009. Amounts owed to Hitachi Software totaled $0.2 million at December 31, 2009.
Hitachi Software purchased approximately $5.9 million of our products and services in 2009. Amounts owed to us by Hitachi Software totaled $0.8 million at December 31, 2009.
Review, Approval or Ratification of Related Party Transactions
The standing committees of our board of directors include the Governance and Nominating Committee which will be responsible for reviewing all related person transactions that are required to be disclosed under the SEC rules and, when appropriate, initially authorize or ratify all such transactions in accordance with written policies and procedures established by the committee from time to time.
The policies and procedures provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the committee will consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (1) whether there is an appropriate business justification for the transaction; (2) the benefits that accrue to us as a result of the transaction; (3) the terms available to unrelated third parties entering into similar transactions; (4) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer); (5) the availability of other sources for comparable products or services; (6) whether it is a single transaction or a series of ongoing, related transactions; and (7) whether entering into the transaction would be consistent with our code of business conduct and ethics. In addition, our Audit Committee reviews all related party transactions for which Audit Committee approval is required by applicable law or NYSE rules.
The policies described above were adopted upon consummation of our initial public offering, and as a result, the transactions described under “Certain Relationships and Related Party Transactions” were not reviewed under such polices.

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